                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                   FORM 8-A/A

                                Amendment No. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               ------------------

                             THE FINOVA GROUP INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                       86-0695381
     (State of incorporation                             (I.R.S. employer
        or organization)                                identification no.)

                           1850 North Central Avenue
                                 P.O. Box 2209
                                Phoenix, Arizona
                    (Address of principal executive offices)

                                   85002-2209
                                   (zip code)

                               ------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

                                                   Name of each exchange
      Title of each class                          on which each class is
      to be so registered                            to be registered
      -------------------                          ----------------------
          Common Stock                             New York Stock Exchange

Preferred Stock Purchase Rights                    New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

ITEM 1.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                 Under the Restated Certificate of Incorporation (the "Certificate of Incorporation") of The FINOVA Group Inc., a Delaware corporation (the "Company"), the total number of shares of all classes of stock that the Company has authority to issue is 105,000,000, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock").

                 The Board of Directors (the "Board") has authorized and reserved for issuance 600,000 shares of junior participating preferred stock, par value $.01 per share (the "Junior Participating Preferred Stock"), in connection with the preferred share purchase rights (the "Rights") that have been issued by the Company.

                 The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution (a "Preferred Stock Designation") adopted by the Board with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the Bylaws, the Share Purchase Rights and Delaware Law."

                 The Board is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. See "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the Bylaws, the Share Purchase Rights and Delaware Law -- Preferred Stock."





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                    CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
                PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
             THE BYLAWS, THE SHARE PURCHASE RIGHTS AND DELAWARE LAW

                 The Certificate of Incorporation, the Bylaws and the Rights of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the Rights Agreement, which are attached hereto as exhibits 1, 2 and 3, respectively, and incorporated herein.

CLASSIFIED BOARD OF DIRECTORS

                 The Certificate of Incorporation and Bylaws of the Company provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Certificate of Incorporation and the Bylaws provide that one class of directors will be elected each year for a three-year term.

                 The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

                 The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the





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Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board, the classififcation of the Board could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

                 The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board (the "Whole Board"), but must consist of not more than seventeen nor less than three directors. In addition, the Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

                 Under the Delaware General Corporation Law (the "Delaware Law"), unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, the Certificate of Incorporation and the Bylaws of the Company provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

                 The Certificate of Incorporation and the Bylaws provide that, subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an





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annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

                 The provisions of the Certificate of Incorporation and the Bylaws prohibiting stockholder action by written consent, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or at the request of a majority of the Whole Board. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action and from taking action by consent. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of stockholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

                 The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

                 The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's





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intention to bring such business before such meeting.  Under the Stockholder
Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made).
Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made.

                 Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomina- tion of directors must contain certain information about such business and about the proposing stockholders, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other





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officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

                 By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

                 Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

PREFERRED STOCK

                 The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series, (iv) the dates at which dividends, if any, will





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be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series.

                 The Company believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.
The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board may determine not to seek stockholder approval.

                 Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be





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in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. See "Share Purchase Rights".

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

                 The Certificate of Incorporation authorizes the Board to create and issue rights entitling the holders thereof to purchase from the Company shares of capital stock or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board and set forth in the contracts or instruments that evidence such rights. The authority of the Board with respect to such rights includes, but is not limited to, determination of (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights,
(ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Company, (iii) provisions which adjust the number or exercise price of such rights or amount or nature of the stock, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Company, a change in ownership of the Company's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Company or any stock of the Company, and provisions restricting the ability of the Company to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Company under such rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise such rights and/or cause such rights held by such holder to become void, (v) provisions which permit the Company to redeem or exchange such rights, and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the authority of the Board to issue share purchase rights or other rights to purchase stock or securities of the Company or any other corporation. See "Share Purchase Rights."

MERGER/SALE OF ASSETS

                 The Certificate of Incorporation of the Company provides that certain "business combinations" (as defined) must be approved by the holders of at least 66-2/3% of the voting power of the shares not owned by an "interested shareholder" (as defined), unless the business combinations





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are approved by the "Continuing Directors" or meet certain requirements regarding price and procedure.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

                 Under the Delaware Law, the stockholders have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the bylaws may be adopted, amended or repealed by the board of directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of the Company's directors; the removal of directors; with the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock required to amend all other provisions of the Certificate of Incorporation. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. These 80% voting requirements will have the effect of making more difficult any amendment by stockholders of the Bylaws or of any of the provisions of the Certificate of Incorporation described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interests.

SHARE PURCHASE RIGHTS

                 The Board has declared a dividend of one preferred share purchase right (a "Right") in respect of each share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Preferred Stock at a price of $135 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Bank One, Arizona, NA (the "Rights Agent").

                 Until the earlier to occur of (i) 10 days following a public announcement (the "Shares Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the then outstanding shares of Common





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Stock or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock. However, a person engaged in the business of an underwriter of securities shall not considered a beneficial owner of any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

                 The Rights Agreement provides that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock.
Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), certificates representing shares of Common Stock will contain a notation incorporating the terms of the Rights by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates representing shares of Common Stock will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Rights Distribution Date and such separate Rights Certificates alone will evidence the Rights.

                 The Rights will not be exercisable until the Distribution Date. The Rights will expire on February 28, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

                 The Purchase Price payable, and the number of shares of Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Participating Preferred Stock,
(ii) upon the grant to holders of the shares of Junior Participating Preferred





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Stock of certain rights or warrants to subscribe for or purchase shares of
Junior Participating Preferred Stock at a price, or securities convertible into shares of Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the shares of Junior Participating Preferred Stock or (iii) upon the distribution to holders of the shares of Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

                 The number of outstanding Rights and the number of one one-hundredths of a share of Junior Participating Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Rights Distribution Date.

                 Shares of Junior Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of one dollar per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of Common Stock. Each share of Junior Participating Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Junior Participating Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

                 Because of the nature of the dividend, liquidation and voting rights of Junior Participating Preferred Stock, the value of the one one-hundredth interest in a share of Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.





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

                 In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (unless the event causing such person to become an Acquiring Person is an acquisition of Common Stock pursuant to a tender or exchange offer for all outstanding Common Stock at a price and on terms determined to be fair and otherwise in the best interests of the Company and its shareholders by the independent directors), proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at then current exercisable price that number of shares of Common Stock having a market value of two times the exercise price of the Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (unless (i) the acquisition of Common Stock was pursuant to a tender or exchange offer for all outstanding Common Stock at a price determined to be fair and otherwise in the best interests of the Company and its shareholders by the independent directors, (ii) the price per Common Stock offered is not less than the price per Common Stock paid to all holders of Common Stock whose shares were purchased pursuant to such tender or exchange offer and (iii) the form of consideration being offered to the remaining holders of Common Stock pursuant to such transaction is the same as the form paid pursuant to such tender of exchange offer; at such time all Rights shall expire) or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

                 At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Junior Participating Preferred Stock, per Right (subject to adjustment).

                 With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments





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require an adjustment of at least 1% in such Purchase Price.  No fractional shares of Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Junior Participating Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

                 At any time prior to the earlier of (i) the close of business on the fifteenth day following the Shares Acquisition Date or (ii) the Final Expiration date, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Board may at its option, pay the Redemption Price in cash, Common Stock or any other form of consideration it deems appropriate. The Rights shall not be exercisable following an adjustment due to the fact that a person became an Acquiring Person prior to the expiration of the Company's right of redemption. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                 The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to lower (i) the threshold at which a person becomes an Acquiring Person and (ii) the percentage of Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                 Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                 The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or the business combination approved by the Board since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person and will not be exercisable in certain transactions approved by the board deemed fair after consideration of all factors deemed relevant by the board and in the Company's and Shareholder's best interests.

                 The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which is attached as an exhibit hereto and is incorporated herein. In the event that the Rights become exercisable, the Company will register the shares of Junior Participating Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

ANTITAKEOVER LEGISLATION

                 Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

                 Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stock- holders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

ITEM 2.  EXHIBITS.

                 The response to Item 2 is hereby amended to read in its entirety as follows:

1. Restated Certificate of Incorporation of The FINOVA Group Inc., incorporated by reference from Exhibit 3.A to the Company's Form 10-K for the year ended December 31, 1994 ("1994 10-K").

2.       Bylaws of The FINOVA Group Inc., incorporated by reference from
         Exhibit 3.B from the Company's 1994 10-K.

3. Rights Agreement, dated as of February 15, 1992, as amended and restated as of September 14, 1995, between The FINOVA Group Inc. and Bank One, Arizona, NA, as Rights Agent.

                                   SIGNATURE



                 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                             THE FINOVA GROUP INC.


                             By:  /s/ William J. Hallinan
                                  -----------------------
                                  Name: William J. Hallinan
                                  Title:Senior Vice President -
                                        General Counsel and
                                        Secretary


Date:  September 22, 1995

                                            EXHIBIT INDEX

Exhibit                               Description
-------                               -----------
   3.1                 Restated Certificate of Incorporation of The FINOVA Group
                       Inc., incorporated by reference from Exhibit 3.A to the
                       Company's Form 10-K for the year ended December 31, 1994
                       ("1994 10-K").

   3.2 Bylaws of The FINOVA Group Inc., incorporated by reference from Exhibit 3.B from the Company's 1994 10-K.

   4.1 Rights Agreement, dated as of February 15, 1992, as amended and restated as of September 14, 1995, between The
                       FINOVA Group Inc. and Bank One, Arizona, NA, as Rights
                       Agent.





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